Exhibit 5.1

November 8, 2017

SenesTech, Inc.

3140 N. Caden Ct., Ste 1

Flagstaff, AZ 86004

Re:	SenesTech, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to SenesTech, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), of a registration statement on Form S-1 (No. 333-               ) (the “Registration Statement”), including the prospectus contained therein (the “Prospectus”) with respect to an aggregate maximum offering amount of $5,750,000 of the following securities including as a result of the exercise of an over-allotment option (collectively, the “Securities”):

(a)	shares of the Company’s common stock, par value $0.001 per share (the “Shares”),

(b)	warrants representing rights to purchase Shares (the “Warrants”), and

(c)	Shares issuable upon exercise of the Warrants (the “Warrant Shares”).

The Securities are to be issued and sold pursuant to an underwriting agreement (the “Underwriting Agreement”).

In our capacity as counsel to the Company, we have examined such documents, records and instruments and we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions express herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the dat eof such public authority documents and not as of the date of this opinion letter), and (b) factual information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that:

1.	The Shares have been duly authorized, and when the Shares have been duly issued and delivered as contemplated in the Registration Statement and in accordance with the Underwriting Agreement against the receipt of requisite consideration provided therein, and have been registered by the registrar, the Shares will be validly issued, fully paid and non-assessable.

2.	When the Warrants have been duly authorized, executed and delivered as contemplated in the Registration Statement and in accordance with the Underwriting Agreement against the receipt of requisite consideration provided for therein, the Warrants will be valid and binding obligations of the Company.

3.	The Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, are duly authorized and will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a)        Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)        We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)        With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of the Company's common stock, par value $0.001 per share (“Common Stock”), future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the exercise price for the Warrant Shares will not be adjusted to an amount below the par value per share of the Common Stock.

(d)        We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Delaware and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion to the Company’s Registration Statement on Form S-1 filed with the Commission on or about the date hereof, and to the reference to our firm in the Prospectus relating thereto under the headings “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/ Perkins Coie LLP
PERKINS COIE LLP